Exhibit 23.3

Ovintiv Inc.

370 – 17th Street, Suite 1700

Denver, Colorado

80202

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ovintiv Inc. (successor issuer to Encana Corporation) of our name and reports auditing a portion of Ovintiv Inc.’s petroleum and natural gas reserves as of December 31, 2019 (the “Reports”), and the information derived from our Reports, included in Ovintiv Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the United States Securities and Exchange Commission.

Yours truly,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ B. R. Hamm
B. R. Hamm, P. Eng.
President & CEO

Calgary, Alberta

March 6, 2020

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6     Tel: (403) 262-5506     Fax: (403) 233-2744     www.mcdan.com